Exhibit 99.1

NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio  43215
www.glimcher.com

Mark E. Yale Executive V.P., CFO (614) 887-5610 myale@glimcher.com	Lisa A. Indest Senior V.P., Finance and Accounting (614) 887-5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, February 16, 2011

GLIMCHER REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

•     Mall store sales improved 11% to $371 per square foot at December 31, 2010

•     Total mall occupancy of 94.6% at December 31, 2010, up 130 basis points from a year ago

•      Positive growth in comparable mall net operating income of 3% in the fourth quarter of 2010

COLUMBUS, OH – February 16, 2011 – Glimcher Realty Trust (NYSE: GRT) today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is contained in a later section of this press release.  References to per share amounts are based on diluted common shares.

“As we reflect on fiscal year 2010, we are quite pleased with the great progress we have made on the liquidity and capital front, the solid financial and operating results delivered during the year and our ability to enhance portfolio quality through the joint venture acquisition of Pearlridge Center in Hawaii along with gaining full control of our signature Scottsdale Quarter® development in the fourth quarter,” stated Michael P. Glimcher, Chairman of the Board and CEO.  “As proud as I am of these accomplishments, I am even more excited about where we can take this Company going forward,” added Mr. Glimcher.

Net loss to common shareholders during the fourth quarter of 2010 was $1.2 million, or $0.01 per share, as compared to a net loss of $5.5 million, or $0.08 per share, in the fourth quarter of 2009.  Funds From Operations (“FFO”) during the fourth quarter of 2010 was $18.0 million compared to $15.3 million in the fourth quarter of 2009.  On a per share basis, FFO during the fourth quarter of 2010 was $0.20 per share compared to $0.21 per share for the fourth quarter of 2009.

For fiscal year 2010, net loss to common shareholders was $16.4 million, or $0.22 per share, compared to a net loss of $12.9 million, or $0.28 per share, for fiscal year 2009.  FFO was $58.1 million, or $0.74 per share, for fiscal year 2010, compared to $69.6 million, or $1.40 per share, for fiscal year 2009.

Glimcher Realty Trust

Fourth Quarter Earnings Highlights

•
Total revenues were $70.3 million in the fourth quarter of 2010 compared to total revenues of $79.6 million in the fourth quarter of 2009.  The $9.3 million decrease in total revenues primarily resulted from reduced revenue of $13.2 million from the deconsolidation of Lloyd Center in Portland, Oregon (“Lloyd”) and WestShore Plaza in Tampa, Florida (“WestShore”) following the sale of a 60% interest in these properties to The Blackstone Group® (the “Blackstone JV Transaction”) late in the first quarter of 2010.  This decrease was partially offset by revenue growth of $2.4 million from our comparable mall properties and from Scottsdale Quarter® an open-air lifestyle center in Scottsdale, Arizona (“Scottsdale”), and an increase in fee and service income of $0.9 million.

•
Total revenues were $274.8 million for fiscal year 2010 compared to total revenues of $308.4 million for the fiscal year 2009.  The $33.6 million decline in total revenue primarily resulted from reduced revenue of $39.0 million from the deconsolidation of Lloyd and WestShore following the Blackstone JV Transaction.  This decrease was partially offset by revenue growth of $6.4 million from our comparable properties and from Scottsdale, and an increase in fee and service income of $1.6 million.

•
Net loss to common shareholders was $1.2 million in the fourth quarter of 2010 compared to a net loss of $5.5 million in the fourth quarter of 2009.  Favorable variances included improved net operating income from comparable mall properties,  interest savings resulting from the paydown of the Company’s corporate credit facility through proceeds from the Company’s recent equity offerings and net non-cash charges of $6.8 million recognized in the fourth quarter of 2009, consisting of a $3.4 million impairment charge on undeveloped land, a $5.0 million charge to fully reserve against a note receivable received as partial consideration from the previous sale of University Mall, located in Tampa, Florida, and a $1.6 million gain on the change in fair value adjustment of a derivative instrument.  These favorable variances were partially offset by increased preferred dividends associated with the issuance of 3.5 million shares of preferred stock in April 2010, increased cost associated with the credit facility modification in March 2010, an increase in the Company’s share of losses on Scottsdale primarily driven by higher interest expense and depreciation, and dilution from the Blackstone JV Transaction.

•
Net loss to common shareholders for fiscal year 2010 was $16.4 million compared to a net loss of $12.9 million for fiscal year 2009.  The $3.5 million decrease in net income was primarily due to the unfavorable variances including increased preferred dividends associated with an additional 3.5 million shares of preferred stock issued in April 2010, dilution from the Blackstone JV Transaction, an increase in the Company’s share of losses on Scottsdale, increased costs associated with the credit facility modifications in March 2010, and increases in general and administrative expenses.  These unfavorable variances were partially offset by recognition in fiscal year 2009 of the net non-cash charges previously discussed, improved net operating income from comparable mall properties, and interest savings resulting from the paydown of the Company’s corporate credit facility described above.

•
Net operating income (“NOI”) for comparable mall properties, including the pro-rata share of the malls held through joint ventures, increased approximately 2.9% for the three months ended December 31, 2010 from the three months ended December 31, 2009.  NOI for these same properties for the fiscal year ended December 31, 2010 increased approximately 0.4% compared to the fiscal year ended December 31, 2009.

•
Average store rents for the Core Malls were $27.68 per square foot (“psf”) at December 31, 2010, a 0.6% increase from $27.52 psf at December 31, 2009.  Core Malls include both wholly-owned and joint venture mall properties.  Re-leasing spreads for the leases signed during the quarter ending December 31, 2010 were flat with base rents averaging $36.12 psf.  Re-leasing spreads for the leases signed during the fiscal year ended December 31, 2010 were up 3% with base rents averaging $34.75 psf.  Re-leasing spreads represent the percentage change in base rent for leases signed, both new leases and renewals, to the base rent for comparative tenants for those leases where the space was occupied in the previous twenty-four months.

•
Total occupancy, including anchor stores (stores in excess of 20,000 square feet of gross leasable area (“GLA”)), for Core Malls improved to 94.6% at December 31, 2010, compared to 93.3% at December 31, 2009.  Store occupancy, excluding anchor stores, in the Core Malls at December 31, 2010 increased to 92.8% compared to 92.0% at December 31, 2009.

Glimcher Realty Trust

•
Average store sales in the Core Malls increased 11.1% to $371 psf for the twelve months ended December 31, 2010 compared to $334 psf for the twelve months ended December 31, 2009.  Average store sales represent retail sales for mall stores of 10,000 square feet of GLA or less that reported sales in the most recent twelve month period.

•
Comparable store sales for the Company’s Core Malls during the three months ended December 31, 2010, compared to the three months ended December 31, 2009, increased by 5.1% and increased 2.8% for the twelve months ending December 31, 2010 compared to the same period in 2009.  Comparable sales compare only those stores with sales in each respective period ended December 31, 2010 and December 31, 2009.

Update on Liquidity and Capital Resources

•
Debt-to-total-market capitalization at December 31, 2010 (including the Company’s pro-rata share of joint venture debt) was 60.4% based on a common share closing price of $8.40, as compared to 80.6% at December 31, 2009 based on a common share closing price of $2.70.  Debt with fixed interest rates represented approximately 85.5% of the Company’s consolidated total outstanding borrowings at December 31, 2010, as compared to 82.1% as of December 31, 2009.

•
In October 2010, the Company exercised a one-year extension option on its corporate credit facility, extending the maturity date to December 2011.  A second one-year extension option remains available subject to the satisfaction of certain conditions.

•
The Company gained full control of Scottsdale by purchasing the land for all three project phases and acquiring its joint venture partner’s 50% interest in the project improvements.  The total investment of $120 million was funded by three loans totaling $86.0 million and the balance from the Company’s corporate credit facility.  The loans included a $70 million loan with a 4.9% interest rate secured by the Phase I and II ground, assumption of a $12.5 million loan with an adjustable interest rate with a floor of 5.5% per annum secured by the Phase III ground and seller financing of $3.5 million at a 6.0% interest rate secured by a subordinate lien on the Phase III ground.  The Phase I and II land purchase occurred in September 2010.  The Phase III land and joint venture partner’s 50% interest purchase occurred in October 2010.

•
The Company, along with an affiliate of Blackstone Real Estate Advisors (“Blackstone”), purchased Pearlridge Center (“Pearlridge”) located outside Honolulu, in Aiea, Hawaii for $245 million on November 1, 2010.  Pearlridge was acquired by a joint venture that is owned 80% by Blackstone and 20% by Glimcher.  The purchase price of $245 million was funded with proceeds from a new mortgage loan of approximately $175 million and equity contributions by the joint venture partners.  The $175 million loan has an interest rate of 4.6% per annum and a five year term.

•
The Company issued approximately 14,800,000 common shares in January 2011, raising net proceeds of approximately $116.7 million after commissions, discounts and offering expenses.  The proceeds were used to reduce the outstanding borrowings on the Company’s corporate credit facility.

•
The Company has currently received in excess of $250 million of non-binding commitments in support of the modification and extensions of its current corporate credit facility.  The modification will provide additional term through December 2013, increase the facility commitment amount from $200 million to $250 million, lower the borrowing cost of the facility by removal of the LIBOR floor, and provide enhanced flexibility regarding the utilization of proceeds and borrowings from the facility.  As part of the modification, the Company will enhance the current collateral pool securing the credit facility by granting first mortgage liens on three additional properties and contributing them to the collateral pool for the credit facility.  In order to add the additional properties to the collateral pool, the Company will repay the existing mortgage loans on Morgantown Mall, Northtown Mall and Polaris Lifestyle Addition properties.  The prepayment of these loans will result in approximately $0.02 per share of charges related to the write-off of unamortized deferred loan fees and termination of interest rate swaps on the loans.

2011 Outlook

As of the date of this release, the Company expects diluted net loss per share to be in the range of $(0.13) to $(0.09) for the year ending December 31, 2011, and expects diluted FFO per share to be in the range of $0.64 to $0.68 for the year ending December 31, 2011 which includes the non-recurring charges of approximately $0.02 per share associated with the early repayment of the mortgage loans discussed above.

Glimcher Realty Trust

The Company’s expectations for 2011 are based upon the following key factors and assumptions:

•
Completion of the Company’s corporate credit facility modification and extension during the first quarter of 2011, with an expected average interest rate (including the applicable spread) of 4.0% per annum on outstanding facility borrowings during the remainder of 2011.

•
In connection with the closing on the credit facility modification and extension, repayment of the mortgages on Morgantown Mall in Morgantown, West Virginia, Northtown Mall in Blaine, Minnesota and Polaris Lifestyle Addition in Columbus, Ohio.

•	Total loan fee amortization of approximately $7.0 million for consolidated properties.
•
Total direct FFO dilution of approximately $2.5 – $3.5 million from Scottsdale, including no non-controlling interest contribution during the year as a result of the purchase of the partner’s interest in October 2010.

•
An increase in Core Mall net operating income of 1.0% to 2.0%.  This guidance assumes an approximate 1% increase in store occupancy and a recovery rate decrease of approximately 1% from 2010 levels for the Core Malls.

•	Lease termination income and gain on sales of outparcels of $2.5 to $3.5 million.
•	Net fee and service income of $3.5 to $4.0 million.
•	Bad debt expense of $3.0 to $3.5 million.
•	General and administrative expenses of $20.0 to $21.0 million for the year.
•	$20 to $25 million of development and re-development investments, primarily related to Scottsdale.
•	$15 to $20 million of recurring capital expenditures and tenant allowances / improvements.
•	$10 to $15 million of excess proceeds from the re-financing of Ashland Town Center in Ashland, Kentucky.
•	Maintain the dividend rate of $0.40 per annum.
•	Estimated outstanding balance on the Company’s credit facility of $145 to $165 million as of December 31, 2011.
•	No property acquisitions, dispositions, or additional capital raises are included in the guidance.

A reconciliation of the range of estimated diluted net loss per share to estimated FFO per share for 2011 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.13)	$(0.09)
Add: Real estate depreciation and amortization*	0.77	0.77
Estimated FFO per share	$0.64	$0.68

* wholly-owned properties and pro-rata share of joint ventures

For the first quarter of 2011, the Company estimates diluted net loss per share to be in the range of $(0.08) to $(0.06) and FFO per share to be in the range of $0.11 to $0.13.  The first quarter outlook includes approximately $0.02 per share of charges related to the early repayment of mortgage loans discussed above.  A reconciliation of the range of estimated diluted net loss per share to estimated FFO per share for the first quarter of 2011 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.08)	$(0.06)
Add: Real estate depreciation and amortization*	0.19	0.19
Estimated FFO per share	$0.11	$0.13

* wholly-owned properties and pro-rata share of joint ventures

This outlook is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Glimcher Realty Trust

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms.  The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of the Company’s performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  The Company uses FFO in addition to net income to report operating results.  FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.  FFO does include impairment losses for properties held for use and held for sale.  The Company may also discuss FFO as adjusted.  Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties.  NOI represents total property revenues less property operating and maintenance expenses.  Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.  These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straight-line adjustments of minimum rents, amortization of above-below market intangibles, termination income, and income from outparcel sales.  We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another.  Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level.  As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance.  Real estate asset related depreciation and amortization are excluded from NOI for the same reasons that it is excluded from FFO pursuant to the National Association of Real Estate Investment Trust’s definition.

Fourth Quarter Conference Call

Glimcher’s fourth quarter investor conference call is scheduled for 11 a.m. ET on Thursday, February 17, 2011.  Those wishing to listen to this call may do so by calling 800.299.6183, Passcode 66536563.  This call also will be simulcast and available over the Internet via the web site www.glimcher.com.  A replay will be available approximately one hour after the Earnings Call through midnight March 3, 2011 by dialing 888.286.8010, Passcode 35562756, or you can access the webcast replay on the Investor Relations page of the Company’s website.  Supplemental information about the fourth quarter operating results is available on the Company’s website or at www.sec.gov or by calling 614.887.5632.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers, as well as community centers.  At December 31, 2010, GRT owned interests in and managed 27 Properties with total gross leasable area totaling approximately 21.3 million square feet, consisting of 23 Malls (18 wholly owned and 5 partially owned through joint ventures) and 4 Community Centers (three wholly owned and one partially owned through a joint venture).

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Glimcher Realty Trust

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, failure to achieve projected returns on development properties, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

Visit Glimcher at: www.glimcher.com

Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended December 31,
Statement of Operations	2010	2009

Total revenues	$70,259	$79,579
Total expenses	(47,346)	(57,305)
Operating income	22,913	22,274
Other expenses, net (1)	-	(3,344)
Interest expense, net	(18,842)	(19,051)
Equity in income (loss) of unconsolidated real estate entities, net	469	(1,349)
Income (loss) from continuing operations	4,540	(1,470)
Discontinued operations:
(Loss) income from operations	(61)	49
Net income (loss)	4,479	(1,421)
Allocation to noncontrolling interests (2)	435	242
Less: Preferred share dividends	(6,137)	(4,359)
Net loss to common shareholders	$(1,223)	$(5,538)

Reconciliation of Net Loss to Common		Per Diluted		Per Diluted
Shareholders to Funds From Operations		Common Share		Common Share

Net loss to common shareholders	$(1,223)		$(5,538)
Allocation to noncontrolling interest (GPLP unit holders)	(54)		(242)
	(1,277)	$(0.01)	(5,780)	$(0.08)
Real estate depreciation and amortization	16,297	0.18	19,634	0.27
Equity in (income) loss of unconsolidated real estate entities, net	(469)	(0.01)	1,349	0.02
Pro-rata share of unconsolidated entities funds from operations	3,486	0.04	93	0.00
Funds From Operations	$18,037	$0.20	$15,296	$0.21

Weighted average common shares outstanding - basic	85,050		68,716
Weighted average common shares outstanding - diluted (3)	88,036		71,702

Earnings per Share

Net loss to common shareholders before
discontinued operations per common share	$(0.01)		$(0.08)
Discontinued operations per common share	$(0.00)		$0.00
Loss per common share	$(0.01)		$(0.08)

Net loss to common shareholders before
discontinued operations per diluted common share	$(0.01)		$(0.08)
Discontinued operations per diluted common share	$(0.00)		$0.00
Loss per diluted common share	$(0.01)		$(0.08)
Funds from operations per diluted common share	$0.20		$0.21

(1) Includes a $3.4 million non-cash impairment charge for the three months ended December 31, 2009.
(2) Noncontrolling interests are comprised of both the noncontrolling interest in Scottsdale Quarter® until the acquistion of the joint venture partner's interest in
October 2010 and the interest held by GPLP's unit holders in 2010. Noncontrolling interest is comprised of only the interest held by GPLP's unit holders in 2009 as
Scottsdale Quarter® was not consolidated until 2010.
(3) FFO per share in 2010 and 2009 has been calculated using 88,360 and 71,857 common shares, respectively, which includes common share equivalents.

Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Twelve Months ended December 31,
Statement of Operations	2010	2009

Total revenues (1)	$274,772	$308,425
Total expenses	(196,415)	(219,512)
Operating income	78,357	88,913
Other expenses, net (2)	-	(3,344)
Interest expense, net (3)	(77,643)	(77,111)
Equity in income (loss) of unconsolidated real estate entities, net	31	(3,191)
Income from continuing operations	745	5,267
Discontinued operations:
Impairment losses, net	-	(183)
Loss on disposition of properties	(215)	(288)
Loss from operations	(150)	(1,036)
Net income	380	3,760
Allocation to noncontrolling interests (4)	5,473	821
Less: Preferred share dividends	(22,236)	(17,437)
Net loss to common shareholders	$(16,383)	$(12,856)

Reconciliation of Net Loss to Common		Per Diluted		Per Diluted
Shareholders to Funds From Operations		Common Share		Common Share

Net loss to common shareholders	$(16,383)		$(12,856)
Allocation to noncontrolling interest (GPLP unit holders)	(691)		(821)
	(17,074)	$(0.22)	(13,677)	$(0.28)
Real estate depreciation and amortization	66,211	0.84	78,935	1.59
Equity in (income) loss of unconsolidated entities, net	(31)	(0.00)	3,191	0.06
Pro-rata share of unconsolidated entities funds from operations	9,331	0.12	2,363	0.05
Gain on disposition of real estate assets, net	(332)	(0.00)	(1,194)	(0.02)
Funds From Operations	$58,105	$0.74	$69,618	$1.40

Weighted average common shares outstanding - basic	75,738		46,480
Weighted average common shares outstanding - diluted (5)	78,724		49,466

Earnings per Share

Net loss to common shareholders before
discontinued operations per common share	$(0.21)		$(0.25)
Discontinued operations per common share	$(0.00)		$(0.03)
Loss per common share	$(0.22)		$(0.28)

Net loss to common shareholders before
discontinued operations per diluted common share	$(0.21)		$(0.25)
Discontinued operations per diluted common share	$(0.00)		$(0.03)
Loss per diluted common share	$(0.22)		$(0.28)
Funds from operations per diluted common share	$0.74		$1.40

(1) Includes a $547,000 and $1.482 million gain on sale of depreciable assets in the twelve months ending December 31, 2010 and December 31, 2009, respectively.
(2) Includes a $3.4 million non-cash impairment charge for the fiscal year ended December 31, 2009.
(3) Includes charges of $1.1 million for the twelve months ending December 31, 2010 associated with the extinguishment of two mortgage notes payable.
(4) Noncontrolling interests are comprised of both the noncontrolling interest in Scottsdale Quarter® until the acquistion of the joint venture partner's interest in October 2010 and the interest held by GPLP's unit holders in 2010. Noncontrolling interest is comprised of only the interest held by GPLP's unit holders in 2009 as Scottsdale Quarter® was not consolidated until 2010.
(5) FFO per share in 2010 and 2009 has been calculated using 78,997 and 49,582 common shares, respectively, which includes the common share equivalents.

Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)

	December 31,	December 31,
	2010	2009

Investment in real estate, net	$1,688,199	$1,669,761
Total assets	$1,792,348	$1,849,912
Mortgage notes and other notes payable	$1,397,312	$1,571,897
Debt / Market capitalization	57.8%	79.6%
Debt / Market capitalization including pro-rata share of joint ventures	60.4%	80.6%

	December 31,	December 31,
	2010	2009
Occupancy:

Core Malls (1):
Mall Anchors	95.7%	94.1%
Mall Stores	92.8%	92.0%
Total Occupancy	94.6%	93.3%

Malls excluding Joint Ventures (2):
Mall Anchors	94.6%	92.5%
Mall Stores	92.0%	92.2%
Total Occupancy	93.6%	92.4%

Average Base Rents:

Core Malls (1):
Mall Anchors	$6.79	$6.40
Mall Stores	$27.68	$27.52

Malls excluding Joint Ventures (2):
Mall Anchors	$6.17	$5.73
Mall Stores	$28.09	$27.90

(1) Mall properties including joint venture malls.
(2) Excludes mall properties that are held in joint ventures as of December 31, 2010.